Exhibit 10.1

AMENDMENT NO. 1 TO  EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”) is made and entered into as of January 25, 2005 by and between Electro Scientific Industries, Inc., an Oregon corporation (“ESI”), and Nicholas Konidaris (“Executive”).  ESI and Executive are parties to an Employment Agreement dated as of January 25 2004 (the “Original Agreement”).  Capitalized terms used in this Amendment which are not defined herein shall have the meanings ascribed to them in the Original Agreement.

NOW, THEREFORE, in consideration of the usual promises hereinafter set forth, the parties hereto agree as follows:

AGREEMENT

1.                                       Section 5(c) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(c) Stock Options.  ESI shall grant Executive an option to purchase 420,000 shares of ESI common stock.  The vesting commencement date and grant date of the option grant shall be the Effective Date.  The option shall be evidenced by, and subject to the terms and conditions of, the Stock Option Agreement attached hereto as Exhibit B.  Except as otherwise provided herein, Executive’s option shall vest with respect to 105,000 of these shares on each of the dates that are one year, two years, three years and four years, respectively, after the Effective Date; provided, however, that the Board of Directors, in its discretion, may accelerate the vesting of any of the shares subject to the option (the “Accelerated Shares”), in which event the Accelerated Shares shall be restricted upon exercise, with the restriction to lapse with respect to 105,000 of Accelerated Shares on each anniversary of the Effective Date following the date of acceleration (by way of example, if the vesting of all of Executive’s unvested options is accelerated effective August 1, 2005 (i.e. accelerating only the options to vest in years two, three and four) the restriction on 105,000 of the Accelerated Shares would lapse two years after the Effective Date, the restriction on another 105,000 of the Accelerated Shares would lapse three years after the Effective Date, and the restriction on the other 105,000 Accelerated Shares would lapse four years from the Effective Date);  provided, further, that such restrictions shall lapse upon any event under this Agreement that would have caused the option to become immediately exercisable prior to the acceleration described in this section.  To the maximum extent permitted within the $100,000 annual vesting limitation by Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), this option shall be an incentive stock option within the meaning of such section.  Additional stock options may be granted to Executive from time to time in the sole discretion of the Board.”

2.                                       Except as set forth in Section 1 hereof, the terms of the Original Agreement are unchanged and remain in full force and effect.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the date first written above.

ESI:	ELECTRO SCIENTIFIC INDUSTRIES, INC.

	By:	/s/ Jon D. Tompkins
Name: Jon D. Tompkins
Title: Chairman

EXECUTIVE:	/s/ Nicholas Konidaris
Nicholas Konidaris